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                                                                   EXHIBIT 7


                                 PROMISSORY NOTE

                                                        Los Angeles, California
$263,004.00                                                    January 12, 1998

        FOR VALUE RECEIVED, the undersigned, HealthMed, Inc., a Nevada corporation ("Maker"), hereby promises to pay to Medical Biology Institute, a California nonprofit public benefit corporation ("Holder"), or its order, at La Jolla, California, the principal sum of Two Hundred Sixty Three Thousand Four and No/100 Dollars ($263,004.00) on January 12, 2000 ("Maturity Date"), and to pay interest on the unpaid balance of said principal from the date hereof until payment in full at the rate of ten percent (10%) per annum computed on the basis of a year of 360 days for the actual number of days elapsed.

        Accrued interest due hereunder shall be payable annually, in arrears, on the 12th day of January in each year and at maturity until all unpaid principal and accrued and unpaid interest due hereunder is paid in full.

        Maker agrees that if for any reason it fails to make any of the monthly payments required herein, including the amount due at the Maturity Date, within ten (10) days after the due date, Holder shall be entitled to damages for the detriment caused thereby, the extent of which damages are extremely difficult and impractical to ascertain. Maker therefor agrees that a sum equal to five percent (5%) of such delinquent payment is a reasonable estimate of such damages and Maker agrees to pay such sum upon demand by Holder. Maker's tender of such late charge, without Holder's acceptance thereof, shall in no event constitute a waiver of Maker's default with respect to such overdue amount nor prevent the Holder from exercising any of the other rights and remedies granted hereunder.

        Principal and interest shall be paid in lawful currency of the United States of America.

        Maker reserves the right to prepay this Note, in whole or in part, at any time or from time to time without penalty or premium, or upon the acceleration of this Note as permitted hereunder. Any prepayments shall be credited first to the payment of costs and charges of collection, if any, then to accrued but unpaid interest hereon and the remainder to principal.

        This Note is issued and delivered pursuant to a Stock Purchase Agreement entered into by and between Medical Biology Institute and the undersigned (the "Agreement") of even date herewith, and the Holder of this Note is entitled to all benefits provided therein. The Agreement contains provisions for the acceleration of the Maturity Date hereof for a portion of this Note upon the happening of certain stated events. Upon the occurrence of any event of default specified in the Agreement, the entire unpaid balance shall at once become due and payable at the option of the holder of this Note.

        Should a default be made in any installment of interest when due hereunder, which default shall continue for a period of fifteen (15) days after written notice by the holder of this Note of

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such default to Maker, the whole sum of principal and interest due hereunder shall, at the option of the holder of this Note, become immediately due and payable.

        Maker waives diligence, presentment, protest, demand and notice of protest, demand and of dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended by the holder from time to time without in any way affecting the liability of Maker.

        Maker agrees to reimburse the holder of this Note for all costs of collection or enforcement of this Note, including, but not limited to, reasonable attorneys' fees, incurred by such holder. Maker shall also reimburse Holder for all attorneys' fees and costs reasonably incurred in the representation of Holder in any bankruptcy, insolvency, reorganization or other debtor-relief proceeding of or relating to Maker or any collateral for the obligations hereunder.

        The terms of this Note shall inure to the benefit of and bind the parties hereto and their successors and assigns. Maker represents and warrants to Holder that the obligations hereunder arise out of or in connection with business purposes and do not relate to any personal, family or household purpose. As used herein the term "Maker" shall include the undersigned Maker and any other person or entity who may subsequently become liable for the payment hereof. The term "Holder" shall include the named Holder as well as any other person or entity to whom this Note or any interest in this Note is conveyed, transferred or assigned. Each person signing this Note on behalf of Maker represents and warrants that he has full authority to do so and that this Note binds the corporation.

        This Note shall be governed by and construed in accordance with the laws of the State of California.

                                     HEALTHMED, INC.



                                     By:_________________________________
                                           Mitchell J. Stein
                                           Its: President & Secretary

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